                                                                      Exhibit 11

                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                       Computation of Per Share Earnings

                    (In thousands, except per share amounts)

                                                      Three months ended
                                                           March 31,
                                                 ---------------------------
                                                     1996           1995
                                                 -----------     -----------
                                                          (unaudited)
PRIMARY EARNINGS PER COMMON SHARE
- ---------------------------------

Net earnings                                     $    5,762      $    3,835
Preferred dividend                                     (225)           (300)
                                                 ----------      ----------
                                                 $    5,537      $    3,535
                                                 ==========      ==========

Average common shares outstanding                    44,273          33,900
Average common share equivalents                      2,648           1,814
                                                 ----------      ----------

Average number of common shares and
 common share equivalents outstanding                46,921          35,714
                                                 ==========      ==========

Primary earnings per common share                   $   .12         $   .10
                                                 ==========      ==========

FULLY DILUTED EARNINGS PER COMMON SHARE
- ---------------------------------------

Primary net earnings                             $    5,762      $    3,835
Preferred dividend                                                     (300)
Interest expense, net of income tax expense              23             250
                                                 ----------      ----------
                                                 $    5,785      $    3,785
                                                 ==========      ==========

Average number of common shares and
 common share equivalents outstanding                47,089          35,714

Additional shares issuable                            2,603           8,409
                                                 ----------      ----------

Average number of common shares
 assuming full dilution                              49,692          44,123
                                                 ==========      ==========

Fully diluted earnings per common share             $   .12         $   .09
                                                 ==========      ==========